Exhibit 10.29

December 21, 2001

Tom Ashburn

2315 North First Street

San Jose, CA 95131

Dear Tom:

I am happy to extend the following offer of full-time employment to you with an anticipated start date of February 1, 2002 in this new role. This letter will confirm the terms of your offer of employment with BEA Systems, Inc. (“The Company”) and this letter modifies your existing offer letter dated August 21, 2001.

1. Position and Responsibilities. You will report to Alfred Chuang, CEO and serve in the position of President, World-Wide Services. You will assume and discharge such responsibilities as are commensurate with such a position for which we believe you are well qualified.

2. Compensation.

a) In consideration of your services, you will be paid a base salary of $12,500 per pay period (annualized base salary of $300,000). The salary will be payable semi-monthly in accordance with The Company’s standard payroll practices. Your base salary will be reviewed annually by the appropriate management of The Company in accordance with our review guidelines.

b) We are also happy to include you in our Management Bonus Plan which will provide a target bonus amount of 60% of your base salary, based on corporate and individual achievement (subject to withholding taxes). We will guarantee 50% of of the target bonus for your first year of employment ($90,000). Please note that you must be employed the entire quarter to receive the quarterly bonus. The Plan document will be provided on your first day of employment.

3. Benefits. You will be entitled to receive employee benefits made available by The Company to similarly situated employees to the extent of your eligibility. The details of our medical, dental, paid time off, and 401(k) programs will be discussed in our Orientation Program.

4. Stock Options. Under the terms and conditions of The Company’s Stock Plan, you will be granted options to purchase 300,000 shares of common stock of The Company with a grant date of December 21, 2001. The option may be exercised, in whole or in part, as follows. Twenty-five percent (25%) of the Number of Shares shall vest and may be exercised upon the first anniversary of your grant date and an additional 1/48th of the Number of Shares shall vest and may be exercised upon the monthly anniversary of your grant date thereafter. The Company’s Stock Plan, including the Stock Option Agreement, will be sent to you separately. The exercise price of your grant and the grant date will be set by Board approval, and will be the closing market price on the day prior to the Board approval date.

We further agree that upon your change of status to that of a consultant/contractor with the Company, you will be eligible to continue vesting stock options per the Stock Option Agreement. The specific terms of the consultant relationship will be mutually agreed upon by you and the company at that time.

5. Confidential Information. You agree that you will execute The Company’s Employment Confidential Information and Invention Assignment Agreement (to be developed and executed by both parties). You further agree that, at all times during the term of your employment and thereafter, you will abide by the terms of said agreement. You recognize that The Company desires not to improperly obtain or use any proprietary information or trade secrets of any former employer or the person or entity.

6. Conflicting Employment. Prior to receiving this offer of employment from The Company, you may have been engaged in another employment, occupation, consulting or other business activity related to the business in which The Company is now involved or may become involved during the term of your employment. You acknowledge that your involvement in such business activity shall cease prior to your employment by The Company. You further agree that, during the term of your employment with The Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which The Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to The Company.

You further represent that you have disclosed to The Company the nature of any contracts or agreements that you have signed with a former or current employer, client or third party that may restrict, limit or otherwise affect the scope of your employment with The Company. You represent that you are free to accept this offer of employment, and that, by doing so and/or performing any of your obligations as an employee of The Company, you are not now, and will not in the future, be breaching any contract or agreement with any former or existing employer, client or third party.

7. Term of Employment. All employment at the Company is “at will”. This means that both employees and The Company have the right to terminate employment at any time, with or without advanced notice, and with or without cause. Employees also may be demoted or disciplined and the terms of their employment may be altered at any time, with or without cause, at the discretion of The Company. No one other than the CEO of The Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by the CEO of The Company and by the affected employee.

This offer of employment is contingent upon (a) a satisfactory background check as mentioned in the release you submitted with your application, (b) your signing the company’s Employee Proprietary information and Inventions Agreement, and (c) your signing the attached Arbitration Agreement. This offer also is contingent upon your ability to show proof of your identity and legal right to work in the United States as required by the Immigration Reform and Control Act of 1986. Enclosed with this letter is a copy of the Employment Eligibility Verification Form required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

We are excited about having you join The Company. Please acknowledge and confirm your acceptance of this offer by January 31, 2001 at which point the offer will expire. You can accept by signing and returning the enclosed copy of this letter along with the signed Arbitration Agreement to my attention. If you have any questions about this offer letter, please call me at (408) 570-8340

Sincerely,

Gene Plonka
Staffing Director

I accept the terms of my employment with The Company as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party.

Name

Date

Anticipated Start Date

Note: If for any reason you change your anticipated start date after you have sent in your acceptance, please notify the individual designated for your New Hire Orientation noted in the Cover Letter.